Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

THE LION ELECTRIC COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Common shares, no par value	457(c)	152,276,690	$18.94	$2,884,120,500	N/A	$314,653

	Total Offering Amounts					$2,884,120,500		$314,653

	Total Fees Previously Paid							$314,653

	Total Fee Offsets							$314,653

	Net Fee Due							$0(3)

(1)

Represents common shares offered by the selling securityholders identified in this prospectus. Includes an indeterminable number of additional common shares that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the common shares to be offered by the selling securityholders.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $18.94, which is the average of the high and low prices of the registrant’s common shares on May 21, 2021 on the New York Stock Exchange.

(3)

A registration fee of $314,653 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on May 28, 2021. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 1 to the Registration Statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A